Exhibit 99.1

FOR IMMEDIATE RELEASE

Stacy Roughan Director, Investor Relations IHOP Corp. 818-637-3632

IHOP CORP. INCREASES SHARE REPURCHASE AUTHORIZATION

GLENDALE, Calif., September 20, 2005 —  IHOP Corp. (NYSE: IHP) today announced that its Board of Directors has approved a 1 million share increase in the Company’s share repurchase authorization, bringing the total authorization to 4.6 million shares.  Since the inception of its share repurchase program in January 2003, IHOP has repurchased approximately 3.3 million shares out of a total previous authorization of 3.6 million shares as of August 28, 2005.

Julia A. Stewart, IHOP’s President and Chief Executive Officer, said, “This increase in our share repurchase authorization reflects our continuing confidence in the strength of IHOP’s core business and the Company’s ability to generate significant cash flow.  Our current share repurchase program is just one of the ways IHOP can maximize shareholder value.”

Any share repurchases under this program may be made in the open market, or otherwise.  Depending on market conditions and other factors, these purchases may be commenced or suspended at any time or from time to time without prior notice.  Additionally, the Company currently has a 10b5(1) share repurchase program in place.

About IHOP Corp.

The IHOP family restaurant chain has been serving a wide variety of breakfast, lunch and dinner selections for more than 45 years. Offering a variety of pancakes as well as omelettes, breakfast specialties, burgers, sandwiches, chicken and steaks, IHOP’s diverse menu appeals to people of all ages. IHOP restaurants are franchised and operated by Glendale, California based IHOP Corp.  As of June 30, 2005, the end of IHOP’s second quarter, there were 1,207 IHOP restaurants in 48 states and Canada.  IHOP Corp. common stock is listed and traded on the New York Stock Exchange under the symbol “IHP.”  For more information, call the Company’s headquarters at (818) 240-6055 or visit the Company’s Website located at www.ihop.com.

Forward-Looking Statements

There are forward-looking statements contained in this news release.  They use such words as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” or other similar terminology.  These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements.  These factors include, but are not limited to: risks associated with the implementation of the Company’s strategic growth plan, the availability of suitable locations and terms of the sites designated for development; the ability of franchise developers to fulfill their commitments to

450 N. Brand Boulevard • 7th Floor • Glendale, CA 91203-2306 • Phone: (818) 637-3632 • Fax: (818) 637-3120

build new IHOP restaurants in the numbers and time frames covered by their development agreements; the ability of the Company to franchise its remaining Company-operated restaurants; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; conditions beyond the Company’s control such as weather, natural disasters or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the International House of Pancakes brand and concepts by guests and franchisees; the Company’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission. Forward-looking information is provided by IHOP pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, the Company disclaims any intent or obligation to update these forward-looking statements.